EXHIBIT 99.1

                                       FOR:  Consolidated Graphics, Inc.

                               APPROVED BY:  Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                   CONTACT:  Betsy Brod/Jonathan Schaffer
                                             Media:  Jennifer Kirksey
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

         CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF WOODRIDGE PRESS

      Houston, Texas - December 7, 1999 - Consolidated Graphics, Inc. (NYSE:
CGX) announced today that it has completed its acquisition of Woodridge Press Inc. of Anaheim, California. Woodridge provides traditional sheet-fed commercial printing services to a concentration of high-tech companies in southern California. The company's founders, Roger May, Don Chamberland, and Tim Prusia, will continue to lead Woodridge. Other terms were not disclosed.

      Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Since 1973, Woodridge has serviced the printing needs of its customers. The industry experience of Roger, Don, and Tim and a commitment to excellence from the entire staff at Woodridge has led to over 25 years of success. We are pleased to have them join Consolidated Graphics."

      Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $685 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

      This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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